Exhibit 11.1

Policy P-GE-009-C-01 version: 01	IMMATICS N.V. INSIDER TRADING POLICY	XX-Dec-2024
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Author:	Edward Sturchio
Scope:	Immatics N.V., Immatics Biotechnologies GmbH, Immatics US Inc.
Approval:	<<Process Owner>> <<Title>> <<Signature>> <<Date>>

Table of Contents

No table of contents entries found.

1. PURPOSE

Immatics N.V. (together with its subsidiaries Immatics Biotechnologies GmbH and Immatics US Inc., “Immatics”, the “Group” or the “Company”) and its employees, officers, directors and contractors, and their respective affiliates, must comply in all respects with applicable securities laws and regulations. These generally prohibit purchasing, selling or otherwise transacting in a company’s securities while in possession of material nonpublic information about that company, prohibit providing such information to others who may transact in the company’s securities and impose substantial civil and criminal penalties for non-compliance.

It is your obligation to understand and comply with this Policy. If you are unsure whether information is material or nonpublic or if you have any questions regarding this Policy, consult the Company’s CFO or General Counsel before making any decision to transact in Immatics securities or disclosing such information (other than to persons within the Group whose positions require them to know such information).

This Insider Trading Policy (this “Policy”) is intended to help prevent insider trading and to promote compliance with applicable securities laws and regulations. Failure to comply with this Policy could result in substantial civil and criminal fines, imprisonment and/or disciplinary action by Immatics, including termination of employment or service relationship with Immatics and ineligibility for future participation in Immatics’ equity incentive plans. The Group reserves the right to determine, in its sole discretion and on the basis of the information available to it, whether this Policy has been violated. The Group may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. All Immatics employees, officers, directors and contractors, as well as their respective Family Members (as defined below) and Control Entities (as defined below), are individually responsible to understand and comply with this Policy and applicable laws and regulations.

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2. SCOPE AND RESPONSIBILITY

This Policy applies to all transactions in securities, including equity securities, debt securities, securities convertible into or exercisable or exchangeable for equity securities or debt securities and derivative securities relating to any of the foregoing, whether or not issued by Immatics.

This Policy applies to all employees, officers, directors and contractors, as well as their respective Family Members (as defined below) and Control Entities (as defined below).

In the event that you leave the Group for any reason, this Policy will continue to apply to you, and your Family Members and Control Entities, until the later of: (1) closing of the second trading day following the public release of earnings for the fiscal quarter in which you leave our Company or (2) closing of the second trading day after any material nonpublic information known to you has become public or is no longer material.

3. DEFINITIONS AND LEGAL BACKGROUND

Under the rules and regulations of the Securities Exchange Act of 1934 (the “Exchange Act”), it is generally illegal for any person to:

a. Purchase, sell or otherwise transact in a company’s securities while in possession of material nonpublic information relating to that company; or

b. provide material nonpublic information to others who may trade on the basis of that information.

These illegal activities are commonly referred to, and referred to in this Policy, as “insider trading.”

In this Policy, the following words and terms, whether used in singular or plural, have the following meanings:

3.1. Who is an Insider?

The term “Insider” means all employees, officers, directors and contractors of the Group who have access to material nonpublic information about the Group, regardless of whether such Insider is located in the United States or outside of the United States.

3.2. Material Nonpublic Information

“Nonpublic Information” is any information that has not been previously disclosed in a manner that makes it available to investors generally on a broad-based non-exclusionary basis and/or that the investing public has not had time to fully absorb the information. Information contained in filings with the U.S. Securities and Exchange Commission (“SEC”) that have been published on the SEC’s website is generally regarded as public information.

Information is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or that a reasonable investor would consider it as having significantly altered the total mix of information available with respect to any company’s securities. Any information that could reasonably be expected to

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affect the price of any company’s securities is likely to be considered material. Material information can be positive or negative and include historical facts or future projections or forecasts.

3.3. Family Members

Spouses, domestic partners, children, including minors, and anyone else living in the same household as you and any person whose securities transactions are directed by you or are subject to your influence or control (collectively referred to as “Family Members”), are subject to this Policy. You are responsible for the transactions of your Family Members and therefore should make them aware of the need to confer with you before they transact in securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members whose securities transactions are made by a third party not controlled by, directed by, influenced by or related to you or your Family Members.

3.4. Control Entities

Any entities or accounts whose securities transactions are controlled by, directed by or influenced by you or your Family Members, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), are subject to this Policy. You are responsible for the transactions of these Controlled Entities and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

4. STATEMENT OF POLICY

4.1. Prohibition on transactions in Immatics securities while in possession of material nonpublic information

No Insider, and no Family Member or Controlled Entity of any such Insider, may purchase, sell or otherwise transact in (including offer to purchase, offer to sell or gift) Immatics securities while in possession of material nonpublic information about Immatics. Any Insider possessing material nonpublic information about Immatics, and any Family Member or Controlled Entity of such Insider, should not transact in Immatics securities for at least two full trading days after the date of public disclosure of such information by the Group.

4.2. Prohibition on transactions in other companies’ securities while in possession of material nonpublic information

No Insider, and no Family Member or Controlled Entity of any such Insider, may purchase, sell or otherwise transact in (including offer to purchase, offer to sell or gift) any other company’s securities while in possession of material nonpublic information about that company (such as partners or collaborators, suppliers, customers, competitors and other companies) that is obtained through the Insider’s relationship with the Group. Any Insider possessing material nonpublic information about such company, and Family Member or Controlled Entity of such Insider, should not transact in such company’s securities until public disclosure of such information.

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4.3. Prohibition on tipping

Material nonpublic information must not be disclosed to anyone, except those persons within the Group whose positions require them to know such information to perform their duties to the Group. Disclosing material nonpublic information to any other person, including a Controlled Entity or Family Member or friend, who might then trade in the securities of the Group or other company to which the material nonpublic information applies is called “tipping” and can lead to both parties being held responsible.

4.4. Confidentiality of nonpublic information

Nonpublic information relating to the Group is the property of Immatics and the unauthorized disclosure of such information is strictly forbidden. All of our employees, officers, directors and contractors are reminded to use extreme care to assure that confidential information is not inadvertently disclosed to others. Even inadvertent “leaks” of confidential information can create problems for you, others at Immatics and Immatics.

4.5. Prohibition on short sales

No Insider, and no Family Member or Controlled Entity of any such Insider, may make any “short sales" of Immatics securities. Such activities put the personal gain in conflict with the best interests of the Company and its stockholders.

4.6. Prohibition on hedging and derivatives transactions

No Insider, and no Family Member or Controlled Entity of any such Insider, may engage in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars or other derivatives) that are designed to hedge or speculate on any change in the market value of Immatics securities.

4.7. Prohibition on pledges and margin accounts

No Insider, and no Family Member or Controlled Entity of any such Insider, may pledge Immatics securities in any circumstance, including by purchasing Immatics securities on margin or holding Immatics securities in a margin account.

5. TRADING BLACKOUT PERIODS

To promote compliance with this Policy and the applicable securities laws and to avoid even the appearance of impropriety, Immatics imposes certain blackout periods. The purpose behind these blackout periods is to help establish a diligent effort to avoid any improper transactions.

5.1. Quarterly Blackouts

No member of the Window Group (as defined below) may purchase, sell or otherwise transact in (including offer to purchase, offer to sell or gift) Immatics securities during the period beginning at the 15th calendar day of the last month of each fiscal quarter, and ending upon the completion of the second full trading day after the time of any public announcement by the Group of its quarterly or annual earnings (each, a “Quarterly Blackout Period”). Specifically, the term “Window Group” means in our case:

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•
Members of the Board of Directors and executive officers of Immatics N.V.;
•
Senior Vice Presidents and Vice Presidents of Immatics Biotechnologies GmbH and Immatics US Inc.;
•
Members of the Core Disclosure Committee;
•
Members of the External Reporting Team; and
•
Other designated employees who are notified on an as-needed basis.

5.2. Ad-hoc Blackouts

From time to time, Immatics, in its sole discretion, may also determine and notify you of the starting and ending of any ad-hoc blackout periods as necessary. Ad-hoc blackouts may prevent transactions in Immatics securities by some or all employees, officers, directors and contractors. No reasons need to be provided for imposing an ad-hoc blackout, and the existence of an ad-hoc blackout itself may constitute material nonpublic information that should not be disclosed.

Notwithstanding the lack of any blackouts, it is the individual’s duty to ensure compliance with this Policy, including its prohibition on transactions in any company’s securities while in possession of material nonpublic information.

6. PRE-CLEARANCE PROCEDURES

The Group has determined that Window Group members, as well as the Family Members and Controlled Entities of such persons, must refrain from transacting in Immatics securities, without first complying with the Group’s “pre-clearance” process. A Window Group member must submit a written request for any proposed transactions in Immatics securities to the General Counsel and the CFO not less than two (2) trading days prior to the proposed transaction. To facilitate the process, the Group has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed and provided to the General Counsel and CFO. No transaction may be effected by the requesting Window Group member until the requesting Window Group member has received the approved pre-clearance request form from the General Counsel and CFO, even if two (2) trading days have passed since the pre-clearance request form was submitted. This pre-clearance requirement applies to any transaction or transfer involving Immatics securities, including a gift, transfer to a trust or any other transfer.

Neither the General Counsel nor the CFO are under any obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction for any reason, which reason need not be provided to the requesting Window Group member. If a Window Group member seeks pre- clearance and the request is granted, then the transaction may occur only within the time limit and upon the conditions specified in the approval (and, if no time limit is specified in the approval, within five (5) trading days of the approval). If the transaction is not effected or completed within the time limit, the transaction must not continue beyond expiration of the time limit and any further transaction requires obtaining new pre-clearance as specified herein. The Window Group member must promptly notify the General Counsel following the completion of the transaction. If a Window Group member seeks pre-clearance and the request is denied, then the proposed transaction must not occur and the requesting Window Group member must not inform any other person of the denial. If the requesting Window Group member is the General Counsel, then for the foregoing procedures, references to General Counsel shall be substituted by CEO. If the requesting Window Group member is the CFO, then for the foregoing procedures, references to CFO shall be substituted by CEO.

Requests for, and approvals and/or denials of, pre-clearance by members of the Board of Directors and executive officers of Immatics N.V. shall be regularly reported to the Audit Committee.

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Regardless of any pre-clearance approval, the requesting Window Group member must always comply with this Policy (including Section 4.1) and applicable law. In addition, no transaction shall require Immatics or any person to publish a prospectus pursuant to Article 3 of the Prospectus Regulation ((EU) 2017/1129).

This Section 6 shall not apply to any Controlled Entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has represented to the Company that such Controlled Entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing, selling or otherwise transacting in Immatics securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell Immatics securities.

7. RULE 10b5-1 PLANS

Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “10b5-1 Plan”) enables Insiders to establish arrangements to trade in the Group’s securities outside of the Group’s trading windows, even when in possession of material nonpublic information.

Once adopted in accordance with this Section 7, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

7.1. Prescribed Requirements for Rule 10b5-1 Plans

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

a.
be documented in writing;

b.
if such Insider is a Window Group member, be submitted to the General Counsel and the CFO (or, if the Window Group member is the General Counsel, then the CFO and the CEO, or, if the Window Group member is the CFO, then the General Counsel and the CEO) for pre-approval five (5) days prior to the entry into the Rule 10b5-1 Plan, which pre-approval request must include a certification that such Insider is not aware of material nonpublic information about the Company and the Rule 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b5-1;

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c.
if such Insider is a Window Group member, be pre-approved by the General Counsel and the CFO (or, if the Window Group member is the General Counsel, then the CFO and the CEO, or, if the Window Group member is the CFO, then the General Counsel and the CEO); provided that the approving persons may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The approving persons may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the approving persons do not approve a Window Group member’s Rule 10b5-1 Plan, such Window Group member must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan may be approved;

d.
be established during an open trading window and when such Insider does not possess material nonpublic information about the Company;

e.
either: (i) specify the amount of Immatics securities to be purchased or sold and the price at which and the date on which the Immatics securities are to be purchased or sold or (ii) specify or set an objective formula or algorithm for determining the amount of Immatics securities to be purchased or sold and the price at which and the date on which the Immatics securities are to be purchased or sold;

f.
not permit such Insider to exercise any influence after its adoption over the amount of Immatics securities to be purchased or sold, the price at which they are to be purchased or sold or the date of the purchase or sale;

g.
have a minimum duration of six months;

h.
if such Insider is a director or officer of Immatics N.V., provide that transactions may not commence under the Rule 10b5-1 Plan until it is approved by the Company and a cooling-off period has passed, which is the later of: (x) ninety (90) days following the adoption of the Rule 10b5-1 Plan and (y) two (2) trading days following the filing of the Company’s SEC Form 20-F or SEC Form 6-K covering the financial reporting period in which the Rule 10b5-1 Plan was adopted or amended, subject to a maximum of one hundred twenty (120) days after adoption;

i.
if such Insider is not a director or officer of Immatics N.V., provide that transactions may not commence under a Rule 10b5-1 Plan until a cooling-off period has passed, which is thirty (30) days following the adoption of the Rule 10b5-1 Plan;

j.
provide for suspension of trades under the Rule 10b5-1 Plan if legal, regulatory or contractual restrictions are imposed on such Insider, or if any of the foregoing are amended, or other events occur, which would prohibit sales under the Rule 10b5-1 Plan;

k.
contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as a result of or in connection with trades under the Rule 10b5-1 Plan, are the sole obligation of such Insider and not the Company; and

l.
to the extent that sales made under the Rule 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, the Rule 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.

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7.2. Modifications to and Terminations of Trading Plans

Rule 10b5-1 Plans may be modified or terminated only: (i) during an open trading window and when the Insider does not possess material nonpublic information about the Company and (ii) for Window Group members, if pre-approval for such modification or termination is obtained from the General Counsel and the CFO (or, if the Window Group member is the General Counsel, then the CFO and the CEO, or, if the Window Group member is the CFO, then the General Counsel and the CEO). Modification of one or more key terms of the Rule 10b5-1 Plan, including the amount, price or timing of transactions under the Rule 10b5-1 Plan, constitutes a termination of the Rule 10b5-1 Plan. The Rule 10b5-1 Plan cannot resume after a modification until after the same cooling-off period described in Section 7.1 (h) or (i) above, as applicable, as if a new Rule 10b5-1 Plan is being adopted.

Insiders are prohibited from cancelling specific transactions under a Rule 10b5-1 Plan.

If an Insider has two non-overlapping Rule 10b5-1 Plans in place, if the earlier plan is terminated early, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the applicable cooling-off period under Section 7.1 (h) or (i), as applicable, following the termination of the earlier plan (i.e., as if the later-commencing plan was adopted on the date of termination of the earlier plan).

7.3. Limitations on Rule 105-1 Plans

a. Multiple Rule 10b5-1 Plans: An Insider may have only one Rule 10b5-1 Plan in effect at any time; provided that: (x) such Insider may adopt a new Rule 10b5-1 Plan so long as transactions under the later-commencing Rule 10b5-1 Plan are not authorized to begin until all transactions under the earlier-commencing Rule 10b5-1 Plan are completed or expire without execution (i.e., not terminated or modified to terminate early) and the applicable cooling-off period has lapsed after the adoption of the later-commencing plan and (y) a Rule 10b5-1 Plan will not count towards this limit if it is a “sell-to-cover plan” that only authorizes sales of Immatics securities as necessary to satisfy tax withholding obligations arising solely from the vesting of restricted stock units, does not permit such Insider to exercise control over the timing of sales under the Rule 10b5-1 Plan, was adopted during an open trading window and when such Insider did not possess any material nonpublic information about the Company and was adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b5-1. Note that one Rule 10b5-1 Plan may include multiple brokers so long as the Rule 10b5-1 Plan acts as a single Rule 10b5-1 Plan.

b. Single-Trade Plans: In any 12-month period, an Insider can have no more than one Rule 10b5- 1 Plan that is designed to effect the open market purchase or sale of the total amount of Immatics securities subject to the Rule 10b5-1 Plan as one single transaction (“single-trade plan”); provided that the following do not constitute single-trade plans: (1) a Rule 10b5-1 Plan that gives discretion to an agent over whether to execute the Rule 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time of the Rule 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (2) a sell-to-cover plan as described above.

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8. EXEMPT ACTIVITIES

Sections 4.1, 5 and 6 of this Policy do not apply to the following transactions, except as specifically noted:

a.
Stock Option Exercises: Sections 4.1, 5 and 6 of this Policy do not apply to the exercise of an employee stock option granted under the Company’s equity incentive plans. This Policy does apply, however, to any sale of stock as part of: (i) a broker-assisted cashless exercise of an option, or (ii) any other sale for the purpose of generating the cash needed to pay the exercise price of an option (in each case, (i) and (ii) “sell-to-cover”).

b.
Restricted Stock Awards: Sections 4.1, 5 and 6 of this Policy do not apply to the vesting of restricted stock or the settlement of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or the settlement of any restricted stock units, if (a) such withholding is required by the applicable plan or award agreement or Company policy or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the trading procedures set forth herein. This Policy does apply, however, to any other sale of stock (including sell-to-cover).

c. Employee Stock Purchase Plan: Sections 4.1, 5 and 6 of this Policy do not apply to the decision as to whether to participate in any Company employee stock purchase plan. This Policy does apply, however, to any sale of stock purchased pursuant to such plans.

9. COMPANY ACTIVITIES

The Company itself must comply with U.S. securities laws applicable to its own securities trading activities and will not effect transactions in respect of Company securities, or adopt any securities repurchase plans, when it is in possession of material nonpublic information about the Company, other than in compliance with applicable law and the prior approval of the General Counsel.

10. INDIVIDUAL RESPONSIBILITY

Each Insider has an individual responsibility to comply with this Policy and applicable laws against insider trading, regardless of whether a transaction is executed outside a blackout period or is pre-cleared.

An Insider may, from time to time, have to forego a proposed transaction in the Group´s securities, even if, he or she planned to make the transaction before learning of the material nonpublic information, and even though he or she believes they may suffer an economic loss or forego anticipated profit by waiting.

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11. CERTIFICATION

I certify that:

I have received, read and understand the Group´s Insider Trading Policy, dated , 20 and will comply with the Insider Trading Policy for as long as I am subject to the Policy. I understand that the General Counsel is available to answer any questions I have regarding the Insider Trading Policy.

Date:	Signature:
Name:
Title:

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APPENDIX A

Pursuant to Immatics trading procedures, I hereby notify Immatics of my intent to trade Immatics securities as indicated below:

REQUESTER Insider’s Name:

INTENT TO PURCHASE Number of shares: Intended trade date:
Means of acquiring shares:	☐	Acquisition through employee benefit plan (incl. stock options):
	☐	Purchase through a broker on the open market
	☐	Other (please specify):

INTENT TO SELL Number of shares: Intended trade date:
Means of selling shares:	☐	Sale through employee benefit plan (incl. stock options):
	☐	Sale through a broker on the open market
	☐	Other (please specify):
SECTION 16 (not applicable for so long as the Company is a Foreign Private Issuer)		RULE 144 (Not applicable if transaction requested involves a purchase)

I am not subject to Section 16.

To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

None of the above.


I am not an “affiliate” of the Group and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).


To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.


The transaction requested is being made pursuant to an effective registration statement covering such transaction.


None of the above.

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Group, as defined in the Group’s Insider Trading Policy, and (2) I am not purchasing any securities of the Group on margin in contravention of the Group’s Trading Insider Trading Policy. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Group including termination.

Insider’s Signature	Date

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AUTHORIZED APPROVAL
Signature of CFO (or designee) Signature of General Counsel (or designee)			Date Date
CONFIRMATION OF TRANSACTION I hereby confirm that the transaction(s) requested above was (were) executed as follows:
	Purchase of shares: *Number of shares:	Price per share:	Date and approximate time of purchase:
	Sale of shares: *Number of shares:	Price per share:	Date and approximate time of sale:
	Insider’s Signature		Date

Signature Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

ANNEX A

1. OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

1.1. Public Resales – Rule 144

The Securities Act requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered Company securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted. The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon, among other things, whether the person seeking to sell the Company securities is an affiliate or not.

(1) Holding Period. Restricted securities issued by a reporting company must be held and fully paid for a period of six months prior to their sale. The holding period requirement does not apply to Company securities held by affiliates that were acquired either in the open market or in a public offering of Company securities registered under the Securities Act. Typically, if the seller acquired the Company securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such Company securities can be “tacked” (or added) to the seller’s holding period in determining if the holding period has been satisfied.

(2) Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the Company securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

(1) Volume Limitations. The amount of debt securities that can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

(2) Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

(3) Notice of Sale. An affiliate seller must file a notice of the proposed sale (Form 144) with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made without limitation on the amount of the gift, subject to the terms of this Policy and in compliance with applicable law. Donees who receive restricted Company securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

1.2. Private Resales

Directors and officers also may sell Company securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the Company securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment.

1.3. Restrictions on Purchases of Company Securities

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the CFO and the General Counsel if you desire to make purchases of Company stock during any period in which the Company is conducting an offering. Similar considerations may apply during period when the Company is conducting or has announced a tender offer.

1.4. Filing Requirements

1.4.1. Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of Company equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

1.4.2. A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported. A limited category of persons may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the Company securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached. A person is deemed the beneficial owner of Company securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the Company securities) or dispositive power (i.e., the power to sell or direct the sale of the Company securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may seek to disclaim beneficial ownership of any Company securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

1.4.3. Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale (Form 144) with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.